Quest Solution, Inc. Enters Aviation Safety Industry through Acquisition of Airframe Inspection Technology

HENDERSON, NV, August 27, 2014 -- Quest Solution, Inc, "The Company" (OTCBB: QUES), is pleased to announce under an irrevocable, perpetual and exclusive worldwide right and license, the acquisition of an Airframe Inspection system for commercial and military aircraft.  The license, acquired from Rampart Detection Systems, will be held in the Company’s recently formed Intellectual Property Division which has announced gun safety and mining technology additions as well.

“Aviation Week estimates the Aircraft and Maintenance business is a $17.5 billion industry.   We expect that selling this service on a savings basis will yield tremendous growth,” stated Kurt Thomet, President, Quest Solution, Inc. “Quest Solution possesses the reputation and leadership in our core company verticals as well as specific leadership in our new Intellectual Property division to pursue this enormous market opportunity.”

“Mr. Augie Sick, who recently joined our Board, will oversee the introduction of this dynamic technology in the commercial marketplace,” added Jason Griffith, CEO of Quest Solution, Inc. “I am greatly pleased by our recent acquisitions under our IP banner and that we have the specific management team to ensure a success. It takes both.”

Highlights of the Air Frame inspection system are:

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Patent Pending Exclusive Technology incorporates a novel form of electrodynamic imaging, along with proprietary signal processing algorithms which employ rugged, highly sensitive sensors optimized for secure reliable service.

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Aircraft are required by the FAA (Federal Aeronautics Association) to be C level and D level inspected at certain hours of operation.   C Level inspections require up to 6,000 man hours and D level inspections require up to 50,000 hours and cost as much as $ 1M.  These inspections are currently performed using X-Ray Technology which requires much disassembly of the aircraft to accomplish and take aircraft out of operation for weeks.

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The System under this license is expected to reduce costs by as much as $250,000 to $500,000 per aircraft because of lower labor costs, faster inspections and more efficient overall inspection procedures.

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This mobile solution has been tested on Sikorsky Helicopters with results that support the superior performance and time saving capabilities.

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The Company is currently soliciting strategic partners to establish pilot projects and take the solution out of the lab and into production.

About Rampart Detection Systems Rampart Detection Systems is a Canadian based research and development company with international patents on EMRAC, FEPS, and VariLuc.  They have been delivering solutions for decades. www.RampartDetection.com

For more information www.QuestSolution.com

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Additionally we recently announced the creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals.  The new division will focus on acquisition of existing intangibles which will provide immediate value to the company.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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